Exhibit 10.16

Consulting Services Agreement

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this Agreement), dated as of 31 January, 2017, is being entered into by and among Alpha US Bidco, Inc., incorporated under the laws of Delaware (registered number 6166321), whose registered office is at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (US BidCo), Atotech UK Topco Limited a limited company incorporated in England and Wales, having its registered office address at c/o The Carlyle Group, Lansdowne House, 57 Berkeley Square, London W1J 6ER (registered number 10533697) (the Company) and Carlyle Investment Management L.L.C., a Delaware limited liability company whose registered office is at 1209 Corporation Trust Center, Orange Street, Wilmington, New Castle, Delaware, 19801 (registered number 2645133) (the Consultant).

RECITALS

WHEREAS, the Consultant is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940 and acts as investment adviser or sponsor to various private equity funds that invest or hold securities in operating companies (such as the Company) and provides investment advice to these private equity funds in connection with their investments in such portfolio companies;

WHEREAS, the Consultant, by and through its officers, employees, agents, representatives and Affiliates (as defined below), provides consulting services on, and has expertise in, among other things, formation, management and structuring of businesses and organizations, business strategy, analysis of industries and markets, acquisition and disposition strategy, business due diligence, business integration and other matters relating to the structural, strategic and financial (as opposed to operational) management of businesses;

WHEREAS, the Consultant, in connection with providing investment advice to or for the benefit of these private equity funds, may provide consulting services to portfolio companies in exchange for compensation, all or a portion of which may be paid to the private equity funds or applied to offset payment obligations of the private equity funds to the Consultant; and

WHEREAS, the Company desires to avail itself of the expertise of the Consultant in the aforesaid areas, in which it acknowledges the expertise of the Consultant.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

Section 1.    Appointments.

(a)    The Company hereby appoints the Consultant to render the advisory and consulting services described in Section 2(a) hereof on the terms and conditions set forth in this Agreement.

Consulting Services Agreement

Section 2.    Services.

(a)    In connection with the transaction contemplated by the sale and purchase Agreement, dated 6 October 2016, by and among, (i) Alpha 3 B.V., (ii) Total Holdings Europe SAS and (iii) Total Gestion USA S.à r.l., in respect of the acquisition of the issued and to be issued share capital of Atotech B.V. and its subsidiaries (the Transaction) (together with any and all other agreements, documents, instruments and certificates entered into in connection with the transactions contemplated thereby and the financing thereof, the Transaction Documents), the Consultant has provided to the Company strategic advisory and consulting services described in Schedule 1 hereto (the Initial Advisory Services).

(b)    Following completion of the Transaction on 31 January, the Company hereby engages the Consultant to provide to the Company and its subsidiaries (the Atotech Group), by and through such of the Consultant’s officers, employees, agents, representatives and Affiliates as the Consultant, in its sole discretion, shall designate (the Consultant Designees), from time to time as requested by the Company and mutually agreed, by and among, the Company and the Consultant, advisory, consulting and other services in relation to, among other things, development and execution of business strategy, analysis of industries and markets, acquisition and disposition strategy, business due diligence, business integration and other matters relating to the strategic and financial (as opposed to operational) management of the businesses of the Atotech Group (the Consulting Services). The Consulting Services do not include any services related to the day-to-day operation, management or supervision of the business or facilities of the Atotech Group, including, without limitation, facility or business budget analysis, health or safety matters, regulatory compliance or policy and procedure development (the Excluded Services), it being understood that the Consultant will not provide and shall not be deemed to have any knowledge of activities constituting the Excluded Services. Further, in providing the Consulting Services or otherwise, the Consultant shall not be deemed to be acting in concert with the Atotech Group, including, without limitation, for purposes of the Atotech Group’s compliance with any and all consent decrees to which the members of the Atotech Group are a party to or may be party to in the future. As used herein, the term Affiliate of any specified person or entity means any person or entity controlling, controlled by or under common control with such specified person or entity. Nothing herein shall require the Consultant to engage in any activities as a broker-dealer or investment adviser under the laws of any jurisdiction in which it performs services.

Section 3.    Fees.

(a)    In consideration of the Initial Advisory Services and the Consulting Services, US BidCo agrees to pay the Consultant and the Consultant shall issue an invoice to US BidCo for:

(i)	an amount equal to USD 25,000,000.00 in relation to the Initial Advisory Services (the Initial Advisory Fee Amount); and

(ii)	an amount equal to USD 295,890.41 being the Initial Consulting Fee Amount (as defined below),

and US BidCo shall, on the date hereof, pay to the Consultant, or its designee, a non-refundable and irrevocable aggregate sum of the Initial Advisory Fee Amount and the Initial Consulting Fee Amount of USD 25,295,890.41 to the Consultant’s bank account. The parties hereto agree that US BidCo has the right to apportion and to recharge the Initial Advisory Fee Amount and the Initial Consulting Fee Amount to members of the Atotech Group pursuant to a recharge agreement to be entered into after the date hereof.

Consulting Services Agreement

(b)    In consideration of the performance of the Consulting Services contemplated by Section 2(b) hereof, the Company shall (or the Company shall procure that a member of Atotech Group shall) pay to the Consultant or its designee a non-refundable and irrevocable annual fee of USD 1,800,000.00 cash (the Annual Consulting Fee and, together with any fees payable pursuant to Section 3(c) hereof, the Consulting Fees) during the term hereof. The Annual Consulting Fee shall be payable quarterly in advance and shall be paid in quarterly installments or paid on such time and to such entities as may be determined in writing between the Consultant and the Company. The first quarterly installment (the Initial Consulting Fee Amount) of the Annual Consulting Fee (in relation to the period of January 31, 2017 to March 31, 2017) shall be payable on the date hereof as provided in 3(a)(ii) above.

(c)    In consideration of any services, other than the Consulting Services, that may be provided by the Consultant to the Atotech Group from time to time during the term of this Agreement, the Consultant shall be entitled to receive such additional compensation as agreed upon by the Company and the Consultant.

(d)    Any and all payments required to be made to the Consultant or its designee hereunder shall be made free and clear of, and without deduction for, any federal, state, local, foreign or other taxes, duties, and assessments in the nature of a tax imposed by a governmental authority (Taxes), other than any Taxes imposed on the Consultant’s net income or branch profits by any jurisdiction in which the Consultant is organized or in which its principal office is located, or as a result of any other present or former connection between the Consultant and the jurisdiction imposing such Taxes; provided, however, that, if any member of the Atotech Group as payor of the payment, as applicable, shall be required by applicable law to deduct any such Taxes from any payment hereunder, (i) such payment shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional amounts payable under this Section 3(e)), the Consultant receives payments equal to the amount it would have received had no such deductions been made, (ii) the relevant member of the Atotech Group as payor, as applicable, shall make such deductions and (iii) the relevant member of the Atotech Group as payor, as applicable, shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law. Prior to or simultaneous with the execution of this Agreement, the Consultant shall deliver to each of US BidCo and the Company, a properly completed and duly executed Internal Revenue Service Form W-9 establishing that the Consultant is not subject to U.S. backup withholding tax with respect to payments made to the Consultant under this Agreement.

Section 4.    Out-of-Pocket Expenses.

In addition to the compensation payable to the Consultant pursuant to Section 3 hereof, the Company or a member of the Atotech Group, as applicable, shall, promptly at the request of the Consultant, reimburse Consultant for, or at the Consultant’s request, pay directly on the Consultant’s behalf, the Out-of-Pocket Expenses. For the purposes of this Agreement, the term Out-of-Pocket Expenses means all reasonable out-of-pocket expenses incurred or accrued by or on behalf of the Consultant or its Affiliates in connection with the performance of (a) the Initial Advisory Services and (b) the Consulting Services, in each case, including, without limitation, (i) fees, expenses and disbursements of any counsel, consultants, investment bankers, accountants, financial advisors and other independent professionals and organizations, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, regulatory filings or similar services and (iii) any travel, entertainment and other third-party expenses not associated with the Consultant’s ordinary operations. For the avoidance of doubt, Out-of-Pocket Expenses shall not include any fees or expenses incurred in connection with any other transaction or services involving any portfolio company of the Consultant other than the entities within Atotech Group. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon presentation by the Consultant to the Company or the relevant member of the Atotech Group, as applicable, of the invoices in connection therewith. The Consultant shall pay the relevant portions of such Out-of-Pocket Expenses to various external service providers on behalf of the Consultant and its Affiliates.

Consulting Services Agreement

Section 5.    Termination.

(a)    This Agreement will continue in full force and effect for so long as (i) the Consultant and its Affiliates collectively and beneficially own at least ten percent (10%) of the outstanding voting securities of the Company, its successor, any parent entity of the Company or such successor; and (ii) an officer, director, employee, associate or representative of the Consultant or any of its Affiliates serves as a member of the board of directors or similar governing body of the Company, its successor, any parent entity of the Company or such successor or any other Atotech Group entity or its successor; provided that (a) this Agreement may be terminated at any time by written notice to the Company from the Consultant and (b) this Agreement shall automatically terminate upon a material breach not remedied with 60 days by the Consultant or its Affiliates. For the avoidance of doubt, termination of this Agreement will not relieve any party from liability for any breach of this Agreement at or prior to such termination. In the event of a termination of this Agreement, on the date of such termination, the Company will pay to the Consultant (or its designee) all unpaid Consulting Fees due to the Consultant with respect to periods ending on the date of termination and will reimburse the Consultant for all Out-of-Pocket Expenses as of such date of termination.

(b)    Sections 4 to 16 of this Agreement shall survive termination of this Agreement with respect to matters arising before or after such termination.

Section 6.    Disclaimer and Limitation of Liability; Opportunities.

(a)     Disclaimer; Standard of Care. Neither the Consultant nor any of its Consultant Designees make any representations or warranties, express or implied, in respect of the services to be provided by it or its Consultant Designees hereunder. In no event will the Consultant, any of its Consultant Designees or any of the Consultant’s or its Consultant Designees’ respective former, current or future partners, members, stockholders, Affiliates, associates, associated investment funds, officers, directors, employees, controlling persons, agents or representatives, or any former, current or future partners, members, stockholders, Affiliates, associates, associated investment funds, officers, directors, employees, controlling persons, agents or representatives of any of the foregoing (together with the Consultant and the Consultant Designees, the Consultant Related Parties) be liable to the Company and any members of the Atotech Group (other than the Consultant Related Parties) for any act, alleged act, omission or alleged omission hereunder that does not constitute gross negligence or willful misconduct of a Consultant Related Party, as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)     Freedom to Pursue Opportunities. In recognition that the Consultant Related Parties currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which one or more Consultant Related Parties may serve as an advisor or director or in some other capacity, and in recognition that the Consultant Related Parties have myriad duties to various investors and partners, and in anticipation that a member of the Atotech Group, on the one hand, and the Consultant Related Parties, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by a member of the Atotech Group hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Atotech

Group as they may involve Consultant Related Parties. Except as the Consultant or any Consultant Designee may otherwise agree in writing after the date hereof:

(i)     Each Consultant Related Party will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with the Atotech Group), (B) to directly or indirectly do business with any client or customer of the Atotech Group, (C) to take any other action that such Consultant Related Party believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b) to persons or entities other the Atotech Group, and (D) not to communicate or present potential transactions, matters or business opportunities to the Atotech Group, and to pursue, directly or indirectly, any such opportunity for itself or any persons or entities other than the Atotech Group, and to direct any such opportunity to another person or entity.

(ii)     No Consultant Related Party will have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Atotech Group or to refrain from any actions specified in Section 6(b)(i), and the Atotech Group hereby renounces and waives any right to require any Consultant Related Party to act in a manner inconsistent with the provisions of this Section 6(b).

(iii)    Except as provided in this Section 6(b), no Consultant Related Party will be liable to the Atotech Group for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such person’s participation therein.

(c)     Limitation of Liability. In no event will any Consultant Related Party be liable to any member of the Atotech Group for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, relating to, in connection with or arising out of this Agreement or the performance of the services contemplated hereby, including, without limitation, the services to be provided by the Consultant or any Consultant Designee hereunder. In no event will any Consultant Related Party be liable for damages of any kind for any act or omission that does not constitute gross negligence or willful misconduct of such Consultant Related Party (as determined by a final non-appealable judgment of a court of competent jurisdiction) or for damages in excess of the fees received by the Consultant corresponding to such Consultant Related Party hereunder for the service to which such act or omission relates. The limitations in this Section 6(c) shall not, to the extent required by applicable law, apply to lability for fraud or fraudulent misrepresentation.

(d)     Accuracy of Information. The Company should procure that the Atotech Group shall furnish or cause to be furnished to the Consultant such information as the Consultant believes reasonably appropriate to render the services contemplated by this Agreement (all such information so furnished, the Information). The Company recognizes and confirms that the Consultant (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

Consulting Services Agreement

Section 7.    Indemnification.

(a)     The Company, as applicable, will indemnify, defend, exonerate and hold harmless any Consultant Related Parties from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, costs and expenses (including, without limitation reasonable attorneys’ fees, expenses and disbursements) incurred by such Consultant Related Parties or any of them before, on or after the date of this Agreement, arising out of, incurred in connection with or as a result of, or in any way relating to, (i) this Agreement, the Transaction Documents, any transaction to which, the Company or any members of the Atotech Group are a party or any other circumstances with respect to the Company or any members of the Atotech Group or the conduct of the respective businesses of the Company or any members of the Atotech Group, (ii) services provided by the Consultant or any Consultant Designee to the Company or any members of the Atotech Group from time to time pursuant to this Agreement or (iii) the exercise, enforcement or preservation of any rights or remedies under this Agreement (collectively, the Indemnified Liabilities); provided that the foregoing indemnification rights will not be available to the extent that a court of competent jurisdiction determines by final non-appealable judgment or order that such Indemnified Liabilities arose on account of such Consultant Related Party’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing right to indemnification may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b)     The Company, as applicable, will reimburse any Consultant Related Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Consultant Related Party would be entitled to indemnification under the terms of Section 7(a), or any action or proceeding arising therefrom, whether or not such Consultant Related Party is a party thereto. The Company agree that it will not, without the prior written consent of the Consultant, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Consultant Related Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Consultant Related Party from all liability, without future obligation or prohibition on the part of such Consultant Related Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Consultant Related Party.

(c)     The rights of any Consultant Related Party to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Consultant Related Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. The Company hereby acknowledges that each Consultant Related Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more persons or entities with whom or which such Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party). The Company hereby acknowledges and agrees that (i) the Company shall be the indemnitors of first resort with respect to any Indemnified Liability, (ii) the Company shall be primarily liable for all Indemnified Liabilities and any indemnification afforded to any Consultant Related Party in respect of any Indemnified Liabilities, whether created by law, organisational or constituent documents, contract (including this Agreement) or otherwise, (iii) any obligation of any other person or entity with whom or which any Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party) to indemnify such Consultant Related Party and/or advance expenses to such Consultant Related Party in respect of any proceeding shall be secondary to the

Consulting Services Agreement

obligations of UK the Company hereunder, (iv) the Company shall be required to indemnify each Consultant Related Party and advance expenses to each Consultant Related Party hereunder to the fullest extent provided herein without regard to any rights such Consultant Related Party may have against any other person or entity with whom or which such Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party) or insurer of any such person or entity and (v) the Company (on behalf of themselves and their respective insurers) irrevocably waives, relinquishes and releases any other person or entity with whom or which any Consultant Related Party may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Company hereunder. In the event any other person or entity with whom or which any Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party) or their insurers advances or extinguishes any liability or loss which is the subject of any Indemnified Liability owed by the Company or payable under any insurance policy provided under this Agreement, the payor shall have a right of subrogation against UK the Company or their respective insurer or insurers, as applicable, for all amounts so paid which would otherwise be payable by the Company or their respective insurer or insurers under this Agreement. In no event will payment of an Indemnified Liability under this Agreement by any other person or entity with whom or which any Consultant Related Party may be associated (including, without limitation, other Consultant Related Parties) or their insurers affect the obligations of the Company hereunder or shift primary liability for any Indemnified Liability to any other person or entity with whom or which such Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party).

Section 8.    Amendments and Waivers.

No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

Section 9.    Assignment; Successors.

This Agreement and the rights and obligations of the parties hereunder may not be assigned or transferred without the prior written consent of the parties hereto; provided, however, that the Consultant may assign or transfer all or a portion of its rights, duties, obligations or interests hereunder to an Affiliate at the sole discretion of the Consultant. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10.    Notices.

(a)     Any and all notices in connection with this Agreement shall be delivered by registered or certified mail (postage prepaid), email, overnight courier (using an internationally recognized courier company) or hand delivery to the parties at the following addresses (or such different addresses specified by a party for itself by notice to the other party in accordance with this Section 10):

If to the Consultant:	c/o The Carlyle Group
8 Promenadepl.
80333 München, Germany
Email: Michael.Schuster@carlyle.com

Consulting Services Agreement

with a copy to:	Freshfields Bruckhaus Deringer LLP
2 Rue Paul Cézanne
75008 Paris, France
Attention:	Florent Mazeron
Email:	florent.mazeron@freshfields.com

If to the Company:	c/o The Carlyle Group Lansdowne House
57 Berkeley Square, London
United Kingdom, W1J 6ER
Attention:	Florian Kreuzer / Martin Sumner
Email:	Florian.Kreuzer@carlyle.com / Martin.Sumner@carlyle.com

If to US Bidco:	2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
Attention:	Gregory Nikodem / Martin Sumner
Email:	Gregory.Nikodem@carlyle.com / Martin.Sumner@carlyle.com

(b)    A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered or certified mail or courier or (ii) at the time of transmission if delivered by email.

Section 11.    Entire Agreement.

This Agreement shall constitute the entire agreement between and among the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

Section 12.    Governing Law and Jurisdiction.

(a)    This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

(b)    The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement including, without limitation, disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

Section 13.    Third party Rights

(a)    Each of the Consultant Related Parties may, under the Contracts (Rights of Third Parties) Act 1999, enforce the terms of Sections 6 and 7. This right is subject to (i) the rights of the parties to rescind or vary this Agreement without the consent of any Consultant Related Party and (ii) the other terms and conditions of this Agreement.

(b)    Except as set out in Section 13(a), a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

Consulting Services Agreement

Section 14.     Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts. Each set of counterparts showing execution by all parties shall be deemed an original, and shall constitute one and the same instrument.

Section 15.    Severability. If any provision or provisions of this Agreement shall be held to be invalid or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

Section 16.    Independent Contractor. In providing services to the Atotech Group, the Consultant will act as an independent contractor, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party hereto has the right or ability to contract for or on behalf of the other party, respectively, or to effect any transaction for the account of the other party, respectively.

[Signature Page Follows]

Consulting Services Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first referenced above as set forth below.

SIGNED by CARLYLE INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Catherine L. Ziobro
Name:	Catherine L.
Title:	Chief Compliance Officer

SIGNED by	)
)
)
/s/ Florian Kreuzer	)
for and on behalf of	)
ATOTECH UK TOPCO LIMITED	)

SIGNED by	)
)
)
/s/ Eve Powards-Bahr	)
for and on behalf of	)
ALPHA US BIDCO, INC.	)

[Signature Page to Consulting Services Agreement]

Consulting Services Agreement

Schedule 1

Strategic advisory and consulting services, including, without limitation:

1. Transaction structuring services;

2. Assistance and advice concerning negotiation of the terms and conditions of the Transaction Documents;

3. Acquisition due diligence services, including advice and analysis concerning the industry, operations, customers, management, historical and projected financial performance, quality of earnings, prospects and business plans of the Company and its subsidiaries and parent companies and their business functions (including the management, human resources, sales and marketing, risk management, business technology, strategic planning, contract management, corporate planning, accounting, financial reporting and treasury functions of the Company and its subsidiaries and parent companies);

4. Industry and market analysis related to the products, services and competitive position of the businesses of the Company and its subsidiaries and parent companies;

5. Analysis and advice concerning the management compensation plans and arrangements of the Atotech Group, including the management incentive equity plan of Platin 1263. GmbH & Co. Verwaltungs KG, in respect of the ordinary shares issued by the Company;

6. Analysis and advice concerning management, operational and organizational structure of the Atotech Group;

7. Analysis and advice concerning strategic planning and financial and operational forecasting and budgeting; and

8. Assistance and advice concerning transition planning.